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BANCORP RHODE ISLAND, INC.

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Bancorp Rhode Island, Inc. issued the following press release on May 15, 2008.

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

LEADING PROXY ADVISORY FIRM RISKMETRICS GROUP RECOMMENDS THAT BANCORP RHODE ISLAND SHAREHOLDERS VOTE FOR ALL BOARD’S DIRECTOR NOMINEES AT UPCOMING ANNUAL MEETING

All Three Major Proxy Advisory Firms Recommend FOR BancorpRI Board’s Nominees

PROVIDENCE, R.I., May 15, 2008 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that RiskMetrics Group (formerly Institutional Shareholder Services) recommends that Bancorp Rhode Island shareholders vote FOR all of the Board of Directors’ nominees at the company’s upcoming Annual Meeting of Shareholders on May 21, 2008.

“We are pleased that for the second year in a row, all three major proxy advisory firms have recognized the significant contribution of our Board members and recommended in favor of the Board’s director nominees,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “We look forward to continuing to execute on our strategic plan and creating long-term value for all our shareholders.”

RiskMetrics is the third leading independent proxy voting and corporate governance advisory firm to recommend in favor of BancorpRI’s director nominees. As previously announced, Glass Lewis and PROXY Governance also recommended that BancorpRI shareholders vote FOR all the Board’s director nominees. The analyses and recommendations of RiskMetrics, Glass Lewis and PROXY Governance are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

In its report dated May 15, 2008, RiskMetrics noted the following (emphasis added)*:

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“The company’s stronger year-over-year performance suggests that its investments of 2003-2006 are beginning to bear fruit. BARI’s improvement is particularly notable given the challenging operating environment for banks during the last year.”

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“In addition, we have found no signs of board/management entrenchment or evidence that change is needed in the boardroom. The current board is majority-independent and has a track record of delivering solid returns to its shareholders.”

With regard to PL Capital, the dissident shareholder that is attempting to win seats on the BancorpRI Board, all three major proxy advisory firms have recommended that BancorpRI shareholders DO NOT VOTE for PL Capital’s candidates. The Board of BancorpRI continues to believe that PL Capital’s candidates, if elected, would advocate only for PL Capital’s self-serving interests, including an immediate

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* Permission to use quotations was neither sought nor obtained.

sale of BancorpRI, and lack the objectivity to adequately represent the interests of all shareholders. Specifically, RiskMetrics noted (emphasis added) *:

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“Further, the dissident’s primary objective appears to be a sale of the company and...we note that the board has engaged in discussions with an investment bank and has expressed a willingness to explore all options available to the company. Therefore, we do not believe that change is needed at BARI at this time. As such, we recommend a vote for management’s nominees.”

Bank Rhode Island, a wholly owned subsidiary of Bancorp Rhode Island, Inc., is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches throughout Providence, Kent and Washington Counties.

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.

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